Exhibit 99

    RF Monolithics Reports Fourth Quarter and Fiscal 2003 Results;
                RFM Reports Increased Quarterly Profit

    DALLAS--(BUSINESS WIRE)--Oct. 14, 2003--RF Monolithics, Inc. (Nasdaq:RFMI) today reported net income for the fourth quarter ended August 31, 2003, was $250 thousand, or a profit of $0.03 per diluted share, compared to a net income of $42 thousand, or $0.01 per diluted share, for the fourth quarter of the prior year. The net loss for the year ended August 31, 2003, was $3.3 million or $0.47 per diluted share, compared to the net loss of $442 thousand or $0.06 per diluted share for the prior year. The loss for the current year includes $3.8 million in special non-cash charges resulting from obsolescence and write-down of inventory and asset impairment taken in the third quarter.
    Sales for the fourth quarter ended August 31, 2003, were $11.1 million compared with sales of $10.8 million reported for the third quarter and sales of $11.3 million in the fourth quarter of the prior year. Sales for the year ended August 31, 2003, were $42.9 million compared with sales of $43.3 million for the year ended August 31, 2002.
    President and CEO of RF Monolithics, Inc., David M. Kirk commented, "We were pleased to report the strongest quarterly pre-tax earnings in four years. We have been structuring the Company to produce results like these for some time now. We transitioned the Company into an entity flexible enough to respond to a receding economy. It has taken a lot of time and effort, but we feel we now have the infrastructure in place to respond to the dynamics and uncertainties of the world economy and produce the consistent performance our stakeholders expect. Sales were up slightly over our third quarter and our gross margin was at the high end of the 26-28% range, on target with our guidance. We reported net profit of $250,000 and positive operating cash flow. Going forward, we plan to focus more attention on seeking growth opportunities."
    Mr. Kirk further commented, "For our first quarter we expect sales to remain relatively flat, which would be an improvement over the trend we have seen for the past two years of approximately 6% fourth quarter to first quarter sales decline. This improvement is expected to result in part from the strength we are seeing in the satellite radio market. We also believe we can hold our gross profit margin at approximately 28% but this is strongly dependent on product mix. Our operating expenses should remain flat relative to sales, as we continue to closely manage these costs. We are making selective investments in product and market development to support our planned growth. We feel we are making tremendous progress in positioning the Company for growth and profitability."

    Quarter Highlights:

    -- The Company reported its strongest quarterly pre-tax profit in four years.

    -- The Company reported a 3% increase in sales over its previous third quarter. Annual sales for the Company were relatively flat relative to the prior year's annual sales. Backlog at year-end was almost $14 million, flat compared to the prior year, reflecting some economic stabilization.

    -- For the fourth quarter, the Company recorded its 3rd consecutive positive book-to-bill ratio.

    -- The Company reported record Virtual Wire(R) bookings for the quarter.

    -- The Company continues to maintain gross profit margins in the upper 20s range primarily due to its cost reduction programs.

    -- The Company reported its ninth consecutive quarter of positive operating cash flow.

    -- The Company is on target with the development of its 3rd generation Virtual Wire(R) products and expects to ship the 3rd generation products late in FY2004.

    -- Mid quarter the Company announced shipment of the one millionth filter for use in satellite radios. The Company's filters represent state-of-the-art in SAW design and provide the desired intermediate frequency filtering solution for satellite radio receivers. The Company expects to ship its two millionth filter late in calendar 2003, less than six months after it reached the one million filter milestone. This is indicative of how quickly the satellite radio application is ramping. While the bulk of the Company's activity is with Sirius Satellite Radio Inc. (Nasdaq:SIRI), it is working with both Sirius and XM Satellite Radio Holdings Inc. (Nasdaq:XMSR) on next generation products.

    -- The Company developed over 50 new products in fiscal year 2003. The market's reception of these new products was instrumental in offsetting pricing pressures the Company experienced for many of its mature product offerings for the same period.

    -- The Company reduced its bank debt another $400 thousand in the quarter and a total of $2.3 million for the year.

    -- The Company has begun a campaign to create awareness of its contribution to international wireless initiatives. Using the trademark "Wireless is..." the Company will communicate its role in the expanding world of wireless connectivity and its impact on everyday life.


    --  Product Mix for Fourth Quarter Sales was:

        --  Low-power Components           $6.0 Million

        --  Virtual Wire(R) Products       $2.4 Million

        --  Filter Products                $1.9 Million

        --  Frequency Control Modules      $0.6 Million

        --  Technology Development         $0.2 Million
                                          -------------
            Total Product Sales           $11.1 Million

    --  Market Diversification for Fourth Quarter Sales was:

        --  Automotive                     33%

        --  Consumer                       15%

        --  Distribution                   20%

        --  Industrial                     17%

        --  Telecom                        15%


    About RFM

    RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave technology for the automotive, consumer, distribution, industrial and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our Web site at www.rfm.com.

    * Certain names or marks mentioned herein may be claimed as the property of others.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "feel," "expects," "plans," "anticipates" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war and acts of terrorism, as they affect the Company's customers and manufacturing partners; the timely development, acceptance and pricing of new product; the successful implementation of improved manufacturing processes; the dependence on offshore manufacturing; the impact of competitive products and pricing; availability of sufficient materials, labor, and assembly capacity to meet product demand; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2002. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EST. The public will have the opportunity to listen to the conference call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access-

    RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.

    Telephone Access-

    The toll-free dial-in number is 877-888-3490 and there is no password. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 866-518-1010. This replay will be active from 7:00 p.m. EST October 14 through 7:00 p.m. EST October 21, 2002.


                         RF Monolithics, Inc.
                    Condensed Statements of Income
               (In Thousands, Except Per Share Amounts)



                              Three Months Ended  Twelve Months Ended
                                  August 31,           August 31,
                                2003      2002      2003       2002
                              ---------- -------- ---------- ---------
                                  (Unaudited)     (Unaudited)

Sales                           $11,090  $11,285    $42,935   $43,254

Cost of sales                     7,956    8,032     33,782    32,636
                              ---------- -------- ---------- ---------

  Gross profit                    3,134    3,253      9,153    10,618
                              ---------- -------- ---------- ---------

Research and development            872      839      3,266     3,133

Sales and marketing               1,268    1,230      4,877     4,777

General and administrative          661      745      2,648     2,835

Restructuring and Impairment                 229      1,216       229
                              ---------- -------- ---------- ---------

  Operating expenses              2,801    3,043     12,007    10,974
                              ---------- -------- ---------- ---------

  Income (loss) from
   operations                       333      210     (2,854)     (356)

Other income (expense), net         (78)    (158)      (462)   (1,067)
                              ---------- -------- ---------- ---------

  Income (loss) before income
   taxes                            255       52     (3,316)   (1,423)

Income tax (benefit) expense          5       10         25      (981)
                              ---------- -------- ---------- ---------

  Net (loss) income                $250     $ 42   $ (3,341)    $(442)
                              ========== ======== ========== =========

Earnings (loss) per share:

  Basic                           $0.03    $0.01     $(0.47)  $ (0.06)
                              ========== ======== ========== =========

  Diluted                         $0.03    $0.01     $(0.47)   $(0.06)
                              ========== ======== ========== =========

Weighted average common shares
 outstanding:

  Basic                           7,222    7,124      7,170     7,095
                              ========== ======== ========== =========

  Diluted                         7,605    7,188      7,170     7,095
                              ========== ======== ========== =========


                         RF Monolithics, Inc.
                       Condensed Balance Sheets
                            (In Thousands)

                                               August 31,  August 31,
                                                  2003         2002
                                               ----------- -----------
ASSETS
Cash and cash equivalents                            $216        $273
Accounts receivable, net                            6,913       7,374
Inventories                                         7,894      10,642
Other current assets                                  322         429
                                               ----------- -----------
   Total current assets                            15,345      18,718
Net property and equipment                          9,201      11,353
Other assets                                          277         439
                                               ----------- -----------
   Total                                          $24,823     $30,510
                                               =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                $6,451      $7,441
Long-term debt                                      1,082       3,060
                                               ----------- -----------
   Total liabilities                                7,533      10,501
Stockholders' equity                               17,290      20,009
                                               ----------- -----------
   Total                                          $24,823     $30,510
                                               =========== ===========

    CONTACT: RF Monolithics, Inc., Dallas
             Buddy Barnes, 972-233-2903
             or
             Carol Bivings, 972-448-3767